UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2008

China Solar & Clean Energy Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-12561	95-3819300
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

Building 3 No. 28, Feng Tai North Road, Beijing China, 100071
(Address of principal executive offices, including zip code)

+86-10-63850516
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors, Compensatory Arrangement of Certain Officers.

On July 25, 2008, Mr. Kevin Randolph resigned from his position as a director of China Solar & Clean Energy Solutions, Inc. (the “Company”) to pursue other interests. Mr. Randolph’s resignation was not the result of any disagreement with the Company on any matter relating to our operations, policies or practices.

Effective July 25, 2008, Messrs Joseph J. Levinson and Yihai Yang were appointed as directors of the Board of the Company (the “Board”). At the same time, Mr. Levinson was also appointed as Chairman of the Audit Committee and Mr. Deli Du, the Chief Executive Officer of the Company, was appointed as Chairman of the Compensation Committee.

The Board now consists of 5 members 3 of whom are independent. The Company is contractually obligated to have a majority of independent directors on the Board, which consists of a minimum of five directors. The Company is also contractually obligated to have Audit Committee comprised solely of at least three independent directors and a Compensation Committee of at least three directors, a majority of whom are required to be independent. At present, Messrs. Zhenhang Jia and Zhaolin Ding are the sole members of both Audit Committee and Compensation Committee. With the appointment of Mr. Levinson as Chairman of the Audit Committee and Mr. Du as Chairman of the Compensation Committee, our contractual obligations will be met.

Mr. Levinson has not had any relationship with the Company (either as a partner, stockholder or employee) in the past three years and he is qualified as an independent director as defined by rules of the Nasdaq Stock Market.

The compensation for the directorship of Messrs. Levinson and Yang is set forth as follows:

(1)	an annual fee of $20,000, payable semi-annually;
(2)	reimbursement of reasonable travel and lodging expenses incurred with the attendance of any board meeting; and
(3)	the right to participate in any future compensatory or benefits plans.

Mr. Du will receive no compensation for his services as Chairman of Compensation Committee.

Mr. Joseph J. Levinson, age 32, has served as Chief Executive Officer of Levinson Services Partnership, a U.S. consulting company, since March 2006. Mr. Levinson also serves as a director and Chairman of Audit Committee of China Aoxing Pharmaceutical (CAXG), a Florida corporation. Mr. Levinson also serves as a director of China 3C (CHCG), a Nevada corporation. From September 2006 through February 2007, he worked as the Chief Financial Officer of PacificNet, a NASDAQ listed company. From January 2006 to May 2007, Mr. Levinson worked for Global Pharmatech (GBLP) as Chief Financial Officer and director. From October 2001 to December 2005, Mr. Levinson was a partner at Halo Equity Consulting Partnership, a Hong Kong private company. From December 2004 to January 2006, he worked at BOL Media, a PRC media company, as the Chief Financial Officer. Mr. Levinson is a certified public accountant. In December 1994, he graduated from State of University of New York at Buffalo with a B.S. Degree in Accounting and Finance.

Yihai Yang, age 41, was appointed as our Acting Chief Financial Officer effective March 14, 2008. From September 2006 until February 2007 Mr. Yang, served as Financial Controller of China Diagnostics Medical Corporation, a company engaged in the business of pharmaceutical research and development. From April 2005 to August 2006, Mr. Yang served as the Chief Financial Officer of Beijing Tanglewood Tour Development, Ltd., a company engaged in the business of real estate investment and development. From July 2002 to March 2005, Mr. Yang studied in the UK and obtained his Masters Degree in Finance and Accounting from London South Bank University. From March 2000 to July 2002 Mr. Yang worked for CE Accountancy Ltd. as a project manager. In 1990 Mr. Yang graduated from Shenyang Industrial University with a BA in Financial Accounting.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit No.	Description

	99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2008	China Solar & Clean Energy Solutions, Inc.
(Registrant)
	By:	/s/ Deli Du
Deli Du
President and Chief Executive Officer